Filed pursuant to Rule 424(b)(2)

Registration Statement No. 333-198735

The Goldman Sachs Group, Inc. Trigger Phoenix Autocallable Optimization Securities

This prospectus supplement relates to two separate offerings of Trigger Phoenix Autocallable Optimization Securities (each, a note, and collectively, the notes). Each note is linked to the performance of the common stock of one issuer specified below (each, an index stock), and has its own face amount, coupon, initial price, trigger price and coupon barrier. Each of these terms is summarized in the table below.

The notes do not pay a fixed coupon and may pay no coupon on a payment date. The amount that you will be paid on your notes is based on the performance of the applicable index stock. The notes will mature on the stated maturity date (June 30, 2020) unless they are automatically called on any determination date commencing in June 2016. Your notes will be called if the closing price of the applicable index stock on any determination date commencing in June 2016 is greater than or equal to its initial price, resulting in a payment on the corresponding payment date (the second business day after the determination date except in the case of the final determination date, when the payment date will be the stated maturity date) equal to the face amount of your notes plus the applicable coupon then due. The notes cannot be called if the closing price of the applicable index stock is less than its initial price on a determination date.

On each determination date (the monthly dates specified on page S-4 of this prospectus supplement), unless previously called, if the closing price of the applicable index stock is greater than or equal to its coupon barrier, you will receive on the corresponding payment date the applicable coupon for each $10 face amount of your notes. If the closing price of the applicable index stock on any determination date is less than its coupon barrier, you will not receive a coupon payment on the corresponding payment date.

At maturity, for each $10 face amount of your notes outstanding, you will receive an amount in cash determined based on the closing price of the applicable index stock on the final determination date (the final price) and equal to:

•                  if the final price of the applicable index stock is greater than or equal to its applicable trigger price, $10 plus the final coupon; or

•                  if the final price of the applicable index stock is less than its trigger price, the sum of (i) $10 plus (ii) the product of (a) the index stock return (the percentage increase or decrease in the final price from the initial price) times (b) $10. You will receive less than the face amount of your notes and you will not receive a final coupon.

The maximum monthly return on your notes is limited to the applicable coupon, regardless of how much the applicable index stock appreciates. In addition, any sale prior to maturity could result in a loss even if the price of the applicable index stock at the time of such sale is greater than or equal to its trigger price.

Face Amount	Index Stock Issuer	Symbol	Coupon**	Initial Price of the Index Stock	Coupon Barrier (% of the Initial Price)	Trigger Price (% of the Initial Price)	Approximate Estimated Value
$3,908,500	Kinder Morgan, Inc.	KMI*	$0.0667/mo. (8.00% p.a.)	$38.96	$28.25 (72.50%)	$28.25 (72.50%)	$9.40
$275,000	Texas Instruments Incorporated	TXN	$0.0583/mo. (7.00% p.a.)	$52.90	$36.50 (69.00%)	$36.50 (69.00%)	$9.49

* With respect to Kinder Morgan, Inc., references to index stock are to the Class P common stock of Kinder Morgan, Inc.

** When considering each of the two separate offerings, please note that higher coupons generally indicate a greater risk of not receiving one or more coupons on, or the entire face amount at maturity of, your notes.

You should read the additional disclosure herein so that you may better understand the terms and risks of your investment, including, among other things, our credit risk. See page S-11. The approximate estimated value of your notes at the time the terms of your notes are set on the trade date is equal to the dollar amount specified in the table above (in each case, per $10 face amount). For a discussion of the estimated value and the price at which Goldman, Sachs & Co. would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	June 30, 2015	Original issue price:	100.00% of the face amount
Underwriting discount:	2.85% of the face amount	Net proceeds to the issuer:	97.15% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman, Sachs & Co.

Prospectus Supplement Nos. 3894 and 3893 dated June 26, 2015.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

Goldman Sachs may use this prospectus in the initial sale of the notes. In addition, GS&Co. or any other affiliate of Goldman Sachs may use this prospectus in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The approximate estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. (GS&Co.) and taking into account our credit spreads) is equal to the dollar amount specified in the table above (in each case, per $10 face amount), which is less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately $9.95 per $10 face amount, which exceeds the estimated value of your notes as determined by reference to these models. The amount of the excess will decline on a straight line basis over the period from the trade date through December 28, 2015.

Two Separate Offerings of Notes

This prospectus supplement relates to two separate offerings of notes.  Each note is linked to one, and only one, index stock. You may participate in either of the two offerings or, at your election, in both offerings. This prospectus supplement does not, however, allow you to purchase a note linked to a basket of some or all of the index stocks.  As discussed elsewhere in this prospectus supplement, you should note that higher coupon payments are generally associated with an increased risk that you will not receive coupons on the coupon payment dates and that you will receive less than the face amount of your notes at maturity.  See “Additional Risk Factors Specific to Your Notes” beginning on page S-13.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc. This prospectus includes this prospectus supplement and the accompanying documents listed below. This prospectus supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•                  Prospectus supplement dated September 15, 2014

•                  Prospectus dated September 15, 2014

The information in this prospectus supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

SUMMARY INFORMATION

This prospectus supplement relates to two separate offerings of notes, each of which is a separate tranche of our debt securities under the Medium-Term Notes, Series D program.  We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”.  Each of the offered notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-22.  Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries.  Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 15, 2014, as supplemented by the accompanying prospectus supplement, dated September 15, 2014, in each case relating to the Medium-Term Notes, Series D of The Goldman Sachs Group, Inc.  References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated July 16, 2008, between The Goldman Sachs Group, Inc. and The Bank of New York Mellon, as trustee.

Key Terms

Issuer:  The Goldman Sachs Group, Inc.

Index Stock and note CUSIP, ISIN and MTND numbers:  with respect to any tranche of notes, the index stock will be the specified common stock of one issuer, which we refer to as the “index stock” relating to the notes of that tranche.

The notes for which the index stock is the Class P common stock of Kinder Morgan, Inc. (“KMI”) will have CUSIP No. 38148W821, ISIN No. US38148W8212 and MTND No. 3894.

The notes for which the index stock is the common stock of Texas Instruments Incorporated (“TXN”) will have CUSIP No. 38148W813, ISIN No. US38148W8139 and MTND No. 3893.

See also “The Index Stock” on page S-35

Specified currency:  U.S. dollars (“$”)

Face amount:  each note will have a face amount equal to $10; with respect to each tranche of notes, the aggregate for all the offered notes of the tranche is specified on the front cover of this prospectus supplement; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Denominations:  $10 and integral multiples of $10 in excess thereof

Minimum purchase amount:  In connection with the initial offering of the notes, the minimum principal amount of notes of any tranche that may be purchased by any investor is $1,000

Supplemental plan of distribution:  The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co. (“GS&Co.”), and GS&Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement, and to certain securities dealers at such price less a concession not in excess of 2.50% of the face amount.  See “Supplemental Plan of Distribution” on page S-41

Purchase at amount other than face amount: the amount we will pay you for your notes on a call payment date or the stated maturity date, as the case may be, will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to a call payment date or the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” on page S-16 of this prospectus supplement

Supplemental discussion of U.S. federal income tax consequences: you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as an income-bearing pre-paid derivative contract in respect of the applicable index stock, as described under “Supplemental Discussion of Federal Income Tax Consequences” herein.  Pursuant to this approach, it is the opinion of Sidley Austin LLP that it is likely that any coupon payment will be taxed as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.  If you are a United States alien holder of the notes, we intend to withhold on coupon payments made to you at a 30% rate or at a lower rate specified by an applicable income tax treaty.  In addition, upon the sale, exchange, redemption or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time (excluding amounts attributable to any coupon payment) and your tax basis in your notes.

Cash settlement amount (on any call payment date):  if your notes are automatically called on a call observation date because the closing price of the index stock is greater than or equal to its initial index stock price, for each $10 face amount of your notes, on the related call payment date, we will pay you an amount in cash equal to the sum of (i) $10 plus (ii) the coupon then due

Cash settlement amount (on the stated maturity date):  if your notes are not automatically called, for each $10 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

•                  if the final index stock price of the index stock is greater than or equal to its trigger price, $10 plus the final coupon; or

•                  if the final index stock price of the index stock is less than its trigger price, the sum of (i) $10 plus (ii) the product of (a) the index stock return times (b) $10.

Trigger price: the applicable dollar amount specified on the front cover of this prospectus supplement, which represents the specified percentage of the initial index stock price (rounded to the nearest one-hundredth)

Automatic call feature:  if, as measured on any call observation date, the closing price of the index stock is greater than or equal to its initial index stock price, your notes will be automatically called; if your notes are automatically called on any call observation date, on the corresponding call payment date, in addition to the coupon then due, you will receive an amount in cash equal to $10 for each $10 face amount of your notes, and no further payments will be made since your notes will no longer be outstanding. If the closing price of the index stock is below its initial index stock price on a call observation date, the notes cannot be called.

Coupon:  subject to the automatic call feature, on each coupon payment date, for each $10 face amount of your notes, we will pay you an amount in cash equal to:

•                  if the closing price of the index stock on the related coupon determination date is greater than or equal to its coupon barrier, the applicable coupon specified on the front cover of this prospectus supplement; or

•                  if the closing price of the index stock on the related coupon determination date is less than its coupon barrier, $0.00

No coupon payment or return of principal is guaranteed. As discussed above, we will not pay a coupon with respect to any coupon determination date on which the closing price of the index stock is less than its coupon barrier. Higher coupon payments are generally associated with higher volatility of the index stock and therefore a greater risk of loss. Also, although both the coupon determination dates and coupon payment dates occur monthly, there may not be an equal number of days between coupon determination dates or between coupon payment dates, respectively.  However, the way in which the coupon is determined will not vary based on the actual number of days between coupon determination dates or between coupon payment dates.

Coupon barrier: the applicable dollar amount specified on the front cover of this prospectus supplement, which represents the specified percentage of the initial index stock price (rounded to the nearest one-hundredth)

Initial index stock price: the closing price of one share of the index stock on the trade date specified on the front cover of this prospectus supplement

Final index stock price: the closing price of one share of the index stock on the determination date, subject to adjustment as described under “Specific Terms of Your Notes — Anti-dilution Adjustments” on page S-25

Closing price:  as described under “Specific Terms of Your Notes — Special Calculation Provisions — Closing Price” on page S-31

Index stock return:  the quotient of (i) the final index stock price minus the initial index stock price divided by (ii) the initial index stock price, expressed as a positive or negative percentage

Defeasance: not applicable

No listing:  the offered notes will not be listed or displayed on any securities exchange or interdealer market quotation system

Business day:  as described on page S-31

Trading day:  as described on page S-31

Trade date:  June 26, 2015

Original issue date (settlement date): June 30, 2015

Determination date:  June 24, 2020, subject to adjustment as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Determination Date” on page S-24

Stated maturity date:  June 30, 2020, subject to adjustment as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-23

Call observation date:  each coupon determination date specified in the table below commencing June 27, 2016, to the extent the notes are then outstanding, subject to adjustment as described under “Specific Terms of Your Notes — Call Observation Dates” on page S-24.  Although the call observation dates occur monthly after June 27, 2016, there may not be an equal number of days between call observation dates.

Call payment dates:  the second business day after each call observation date (except that the final call payment date will be the stated maturity date), subject to adjustment as described under “Specific Terms of Your Notes — Call Payment Dates” on page S-24

Coupon determination dates: the dates specified as such in the table under “Coupon payment dates” below, subject to adjustment as described under “Specific Terms of Your Notes — Coupon Determination Dates” on page S-24. Although the coupon determination dates occur monthly, there may not be an equal number of days between coupon determination dates.

Coupon payment dates:  the second business day after each coupon determination date (except that the final coupon payment date will be the stated maturity date), which coupon payment dates are the dates specified in the table below, subject to adjustment as described under “Specific Terms of Your Notes — Coupon and Coupon Payment Dates” on page S-24. Although the coupon payment dates occur monthly, there may not be an equal number of days between coupon payment dates.

Coupon Determination Dates	Coupon Payment Dates
July 27, 2015	July 29, 2015
August 26, 2015	August 28, 2015
September 28, 2015	September 30, 2015
October 26, 2015	October 28, 2015
November 25, 2015	November 30, 2015
December 28, 2015	December 30, 2015
January 26, 2016	January 28, 2016
February 26, 2016	March 1, 2016
March 28, 2016	March 30, 2016
April 26, 2016	April 28, 2016
May 26, 2016	May 31, 2016
June 27, 2016	June 29, 2016
July 26, 2016	July 28, 2016
August 26, 2016	August 30, 2016
September 26, 2016	September 28, 2016
October 26, 2016	October 28, 2016
November 28, 2016	November 30, 2016
December 27, 2016	December 29, 2016
January 26, 2017	January 30, 2017
February 24, 2017	February 28, 2017
March 27, 2017	March 29, 2017
April 26, 2017	April 28, 2017
May 26, 2017	May 31, 2017
June 26, 2017	June 28, 2017
July 26, 2017	July 28, 2017
August 28, 2017	August 30, 2017
September 26, 2017	September 28, 2017
October 26, 2017	October 30, 2017
November 27, 2017	November 29, 2017
December 26, 2017	December 28, 2017
January 26, 2018	January 30, 2018
February 26, 2018	February 28, 2018
March 26, 2018	March 28, 2018
April 26, 2018	April 30, 2018
May 29, 2018	May 31, 2018
June 26, 2018	June 28, 2018
July 26, 2018	July 30, 2018
August 27, 2018	August 29, 2018
September 26, 2018	September 28, 2018
October 26, 2018	October 30, 2018
November 26, 2018	November 28, 2018
December 26, 2018	December 28, 2018
January 28, 2019	January 30, 2019
February 26, 2019	February 28, 2019
March 26, 2019	March 28, 2019
April 26, 2019	April 30, 2019
May 28, 2019	May 30, 2019
June 26, 2019	June 28, 2019
July 26, 2019	July 30, 2019
August 26, 2019	August 28, 2019
September 26, 2019	September 30, 2019
October 28, 2019	October 30, 2019
November 26, 2019	November 29, 2019
December 26, 2019	December 30, 2019
January 27, 2020	January 29, 2020
February 26, 2020	February 28, 2020
March 26, 2020	March 30, 2020
April 27, 2020	April 29, 2020
May 26, 2020	May 28, 2020
June 24, 2020	June 30, 2020

Regular record dates:  the scheduled business day immediately preceding the day on which payment is to be made (as such payment date may be adjusted)

Calculation agent:  GS&Co.

FDIC:  the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES AND HISTORICAL INFORMATION

This prospectus supplement relates to two separate offerings of notes, each of which is a separate tranche of our debt securities under the Medium-Term Notes, Series D program. Each note is linked to one, and only one, index stock. The following tables, examples and historical information are divided into subsections. The first subsection provides generic information about the notes assuming the highest trigger price and coupon barrier, and lowest coupon, of any of the tranches of notes offered hereby, whereas each subsection thereafter provides more specific information that applies only to the particular specified note identified in the subsection. The generic information illustrates how notes with the hypothetical assumptions specified below would perform in various market conditions. The more specific information in the subsections that follow are based on the terms of the particular specified note and illustrates how that note would perform in similar market conditions. Each note is linked to one index stock. Please carefully review the generic subsection as well as the subsection(s) relating to the particular tranche(s) of notes that you are purchasing. Each tranche of notes has its own initial index stock price, trigger price, coupon barrier and coupon.

The following tables and examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate (i) the impact that various hypothetical closing prices of the index stock on a coupon determination date could have on the coupon payable on the related coupon payment date and (ii) the impact that the various hypothetical closing prices of the index stock on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of prices of the index stock that are entirely hypothetical; no one can predict what the price of the index stock will be on any day throughout the life of your notes, what the closing price of the index stock will be on any coupon determination date or call observation date, as the case may be, and what the final index stock price of the index stock will be on the determination date.  Each index stock has been highly volatile in the past — meaning that the prices of the index stock have changed substantially in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples assumes that (i) neither a market disruption event nor a non-trading day occurs on any originally scheduled call observation date or the originally scheduled determination date, (ii) there is no change in or affecting the index stock and (iii) the notes are purchased on the original issue date at the face amount and held to a call payment date or the stated maturity date.  If you sell your notes in a secondary market prior to a call payment date or the stated maturity date, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the tables below such as interest rates, the volatility of the index stock and our creditworthiness.  In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page S-13 of this prospectus supplement.  The information in the tables also reflect the key terms and assumptions in the box below.

For these reasons, the actual performance of the index stock over the life of your notes, the actual index stock price on any call observation date or coupon determination date, as well as the coupon payable, if any, on each coupon payment date, may bear little relation to the hypothetical examples or historical index stock prices during recent periods shown below.

In each case, the closing prices of the index stock has fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the closing price of the index stock during the period shown below is not an indication that such index stock is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical closing prices of the index stock as an indication of the future performance of such index stock.  We cannot give you any assurance that the future performance of the index stock will result in you receiving any coupon payments or receiving the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the index stock.  Before investing in the offered notes, you should consult publicly available information to determine the relevant index stock prices between the date of this prospectus supplement and the date of your purchase of the offered notes.  The actual performance of the index stock over the life of the offered notes, as well as the cash settlement amount at maturity may bear little relation to the historical prices shown below.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the index stock.

Hypothetical Coupon Payments — General

With respect to each $10 face amount of notes, the examples below show hypothetical coupons, if any, that we would pay on a coupon payment date if the closing prices of the applicable index stock on the applicable coupon determination date were the hypothetical closing prices shown.  The following examples assume a hypothetical initial index stock price of $100.00, a trigger price and coupon barrier of $72.50 (in each case, 72.50% of the hypothetical initial index stock price (rounded to the nearest one-hundredth)) and a coupon of $0.0583 (7.00% per annum). Each tranche of notes has its own initial index stock price, trigger price, coupon barrier and coupon.

Scenario 1

Hypothetical Coupon Determination Date	Hypothetical Closing Price of the Applicable Index Stock	Hypothetical Coupon Paid on Related Coupon Payment Date
First	$110.00	$0.0583
Second	$60.00	$0.0000
Third	$70.00	$0.0000
Fourth	$60.00	$0.0000
Fifth	$50.00	$0.0000
Sixth	$60.00	$0.0000
Seventh	$90.00	$0.0583
Eighth	$50.00	$0.0000
Ninth	$85.00	$0.0583
Tenth	$60.00	$0.0000
Eleventh	$50.00	$0.0000
Twelfth – Sixtieth	$60.00	$0.0000
	Total Hypothetical Coupons Paid	$0.1749

In Scenario 1, the hypothetical closing price of the applicable index stock increases and decreases by varying amounts, compared to its hypothetical initial index stock price, on the hypothetical coupon determination dates.  Because the hypothetical closing price of the applicable index stock on the first, seventh and ninth hypothetical coupon determination dates is greater than or equal to its hypothetical coupon barrier, coupons are paid on the three related coupon payment dates.  The total of the hypothetical coupons paid in Scenario 1 is $0.1749.  Because the hypothetical closing price of the applicable stock on the twelfth through the sixtieth hypothetical coupon determination dates is less than its hypothetical coupon barrier, no coupons are paid on the final 49 coupon payment dates, including at maturity.

Scenario 2

Hypothetical Coupon Determination Date	Hypothetical Closing Price of the Applicable Index Stock	Hypothetical Coupon Paid on Related Coupon Payment Date
First	$50.00	$0.0000
Second	$60.00	$0.0000
Third	$50.00	$0.0000
Fourth	$60.00	$0.0000
Fifth	$50.00	$0.0000
Sixth	$60.00	$0.0000
Seventh	$50.00	$0.0000
Eighth	$60.00	$0.0000
Ninth	$50.00	$0.0000
Tenth	$60.00	$0.0000
Eleventh	$50.00	$0.0000
Twelfth – Sixtieth	$60.00	$0.0000
	Total Hypothetical Coupons Paid	$0.0000

In Scenario 2, the hypothetical closing price of the applicable index stock decreases by varying amounts, compared to its hypothetical initial index stock price, on the hypothetical coupon determination dates.  Because in each case the hypothetical closing price of the applicable index stock is less than its hypothetical coupon barrier, you will not receive a coupon payment on any hypothetical coupon payment date.  Therefore, the total of the hypothetical coupons paid in Scenario 2 is $0.0000. The overall return on your notes will be zero or less.

Scenario 3

Hypothetical Coupon Determination Date	Hypothetical Closing Price of the Applicable Index Stock	Hypothetical Coupon Paid on Related Coupon Payment Date
First	$50.00	$0.000
Second	$60.00	$0.000
Third	$50.00	$0.000
Fourth	$60.00	$0.000
Fifth	$50.00	$0.000
Sixth	$60.00	$0.000
Seventh	$50.00	$0.000
Eighth	$60.00	$0.000
Ninth	$50.00	$0.000
Tenth	$60.00	$0.000
Eleventh	$50.00	$0.000
Twelfth	$110.00	$0.0583
	Total Hypothetical Coupons Paid	$0.0583

                In Scenario 3, the hypothetical closing price of the applicable index stock increases and decreases by varying amounts, compared to its hypothetical initial index stock price, on the hypothetical coupon determination dates.  Because the hypothetical closing price of the applicable index stock is greater than or equal to its hypothetical initial index stock price on the twelfth hypothetical coupon determination date (which is also the first hypothetical call observation date), your notes will be automatically called.  Therefore, on the corresponding hypothetical call payment date, in addition to the hypothetical coupon of $0.0583, you will receive an amount in cash equal to $10 for each $10 face amount of your notes.

Hypothetical Cash Settlement Amount at Maturity — General

If the notes are not called on any call observation date (i.e., on each call observation date the closing price of the applicable index stock is less than its initial index stock price), the cash settlement amount we would deliver for each $10 face amount of your notes on the maturity date will depend on the performance of the applicable index stock on the determination date, as shown in the table below.  The table below assumes a trigger price and coupon barrier of $72.50 (in each case, 72.50% of the hypothetical initial index stock price (rounded to the nearest one-hundredth)) and that the notes have not been automatically called on a call observation date and reflects hypothetical cash settlement amounts that you could receive on the stated maturity date. Each tranche of notes has its own coupon barrier and trigger price.

The prices in the left column of the table below represent hypothetical final index stock prices of the applicable index stock and are expressed as percentages of the initial index stock price of the applicable index stock.  The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final index stock price (expressed as a percentage of the initial index stock price), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent).  Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $10 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final index stock price (expressed as a percentage of the initial index stock price) and the assumptions noted above.

The Notes Have Not Been Called

Hypothetical Final Index Stock Price (as Percentage of Initial Index Stock Price)	Hypothetical Cash Settlement Amount at Maturity if the Notes Have Not Been Called on a Call Observation Date (as Percentage of Face Amount)
99.999%	100.000%*
95.000%	100.000%*
90.000%	100.000%*
72.500%	100.000%*
72.499%	72.499%
25.000%	25.000%
10.000%	10.000%
0.000%	0.000%
*Does not include the final coupon

If, for example, the notes have not been called on a call observation date and the final index stock price of the applicable index stock were determined to be 25.000% of the initial index stock price, the cash settlement amount that we would deliver on your notes at maturity would be 25.000% of the face amount of your notes, as shown in the table above.  As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 75.000% of your investment excluding any coupons you may have received over the term of the notes (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).  In addition, if the final index stock price of the applicable index stock were determined to be 90.000% of the initial index stock price, the cash settlement amount that we would deliver on your notes at maturity would be 100.000% of the face amount of your notes, as shown in the table above.  Because the final index stock price is greater than or equal to the trigger price, if you held your notes to the stated maturity date, you would receive $10 for each $10 face amount of your notes. Please read “—Additional Information Regarding Hypothetical Cash Settlement Amounts” below for further information to consider when reviewing the information above.

Notes Linked to the Performance of Kinder Morgan, Inc. (KMI) Index Stock - The following examples reflect, with respect to the notes linked to the performance of KMI index stock (i.e., the Class P common stock of Kinder Morgan, Inc.), the initial index stock price of $38.96, a trigger price and coupon barrier of $28.25 (in each case, 72.50% of the initial index stock price (rounded to the nearest one-hundredth)) and a coupon of $0.0667 (8.00% per annum). You should carefully review these examples.  In reviewing these examples, you should also review the assumptions and explanations on pages S-6 through S-7.

Scenario 1 - The hypothetical closing price of KMI index stock increases and decreases by varying amounts, compared to its initial index stock price, on the coupon determination dates.

Coupon Determination Date	Hypothetical Closing Price of KMI Index Stock	Coupon Paid on Related Coupon Payment Date
First	$40.00	$0.0667
Second	$24.00	$0.0000
Third	$27.00	$0.0000
Fourth	$26.00	$0.0000
Fifth	$25.00	$0.0000
Sixth	$26.00	$0.0000
Seventh	$35.00	$0.0667
Eighth	$25.00	$0.0000
Ninth	$30.00	$0.0667
Tenth	$26.00	$0.0000
Eleventh	$25.00	$0.0000
Twelfth – Sixtieth	$26.00	$0.0000
	Total Coupons Paid	$0.2001

Scenario 2 - The hypothetical closing price of KMI index stock decreases by varying amounts, compared to its initial index stock price, on the coupon determination dates.

Coupon Determination Date	Hypothetical Closing Price of KMI Index Stock	Coupon Paid on Related Coupon Payment Date
First	$25.00	$0.0000
Second	$26.00	$0.0000
Third	$25.00	$0.0000
Fourth	$26.00	$0.0000
Fifth	$25.00	$0.0000
Sixth	$26.00	$0.0000
Seventh	$25.00	$0.0000
Eighth	$26.00	$0.0000
Ninth	$25.00	$0.0000
Tenth	$26.00	$0.0000
Eleventh	$25.00	$0.0000
Twelfth – Sixtieth	$26.00	$0.0000
	Total Coupons Paid	$0.0000

Scenario 3 - The hypothetical closing price of KMI index stock increases and decreases by varying amounts, compared to its initial index stock price, on the coupon determination dates. The notes are called.

Coupon Determination Date	Hypothetical Closing Price of KMI Index Stock	Coupon Paid on Related Coupon Payment Date
First	$25.00	$0.0000
Second	$26.00	$0.0000
Third	$25.00	$0.0000
Fourth	$26.00	$0.0000
Fifth	$25.00	$0.0000
Sixth	$26.00	$0.0000
Seventh	$25.00	$0.0000
Eighth	$26.00	$0.0000
Ninth	$25.00	$0.0000
Tenth	$26.00	$0.0000
Eleventh	$25.00	$0.0000
Twelfth	$40.00	$0.0667
	Total Coupons Paid	$0.0667

Hypothetical Final Index Stock Price (as Percentage of Initial Index Stock Price)	Hypothetical Cash Settlement Amount at Maturity if the Notes Have Not Been Called on a Call Observation Date (as Percentage of Face Amount)
99.999%	100.000%*
95.000%	100.000%*
90.000%	100.000%*
72.500%	100.000%*
72.499%	72.499%
25.000%	25.000%
10.000%	10.000%
0.000%	0.000%

*Does not include final coupon

        For notes linked to the Class P common stock of Kinder Morgan, Inc., the index stock issuer is Kinder Morgan, Inc. According to publicly available information, Kinder Morgan, Inc. is an energy infrastructure and energy company. Information filed with the SEC by the index stock issuer under the Exchange Act can be located by referencing its SEC file number 001-35081. Please also see “The Index Stock” below. The graph below shows the daily historical closing prices of KMI index stock from February 11, 2011 through June 26, 2015.  We obtained the closing prices in the graph below from Bloomberg Financial Services, without independent verification.

Notes Linked to the Performance of Texas Instruments Incorporated (TXN) Index Stock - The following examples reflect, with respect to the notes linked to the performance of TXN index stock, the initial index stock price of $52.90, a trigger price and coupon barrier of $36.50 (in each case, 69.00% of the initial index stock price (rounded to the nearest one-hundredth)) and a coupon of $0.0583 (7.00% per annum). You should carefully review these examples.  In reviewing these examples, you should also review the assumptions and explanations on pages S-6 through S-7.

Scenario 1 - The hypothetical closing price of TXN index stock increases and decreases by varying amounts, compared to its initial index stock price, on the coupon determination dates.

Coupon Determination Date	Hypothetical Closing Price of TXN Index Stock	Coupon Paid on Related Coupon Payment Date
First	$60.00	$0.0583
Second	$34.00	$0.0000
Third	$35.00	$0.0000
Fourth	$30.00	$0.0000
Fifth	$36.00	$0.0000
Sixth	$35.00	$0.0000
Seventh	$45.00	$0.0583
Eighth	$35.00	$0.0000
Ninth	$40.00	$0.0583
Tenth	$35.00	$0.0000
Eleventh	$30.00	$0.0000
Twelfth – Sixtieth	$35.00	$0.0000
	Total Coupons Paid	$0.1749

Scenario 2 - The hypothetical closing price of TXN index stock decreases by varying amounts, compared to its initial index stock price, on the coupon determination dates.

Coupon Determination Date	Hypothetical Closing Price of TXN Index Stock	Coupon Paid on Related Coupon Payment Date
First	$30.00	$0.0000
Second	$34.00	$0.0000
Third	$30.00	$0.0000
Fourth	$35.00	$0.0000
Fifth	$30.00	$0.0000
Sixth	$35.00	$0.0000
Seventh	$30.00	$0.0000
Eighth	$35.00	$0.0000
Ninth	$30.00	$0.0000
Tenth	$35.00	$0.0000
Eleventh	$30.00	$0.0000
Twelfth – Sixtieth	$35.00	$0.0000
	Total Coupons Paid	$0.0000

Scenario 3 - The hypothetical closing price of TXN index stock increases and decreases by varying amounts, compared to its initial index stock price, on the coupon determination dates. The notes are called.

Coupon Determination Date	Hypothetical Closing Price of TXN Index Stock	Coupon Paid on Related Coupon Payment Date
First	$30.00	$0.0000
Second	$35.00	$0.0000
Third	$30.00	$0.0000
Fourth	$35.00	$0.0000
Fifth	$30.00	$0.0000
Sixth	$35.00	$0.0000
Seventh	$30.00	$0.0000
Eighth	$35.00	$0.0000
Ninth	$30.00	$0.0000
Tenth	$35.00	$0.0000
Eleventh	$30.00	$0.0000
Twelfth	$45.00	$0.0583
	Total Coupons Paid	$0.0583

Hypothetical Final Index Stock Price (as Percentage of Initial Index Stock Price)	Hypothetical Cash Settlement Amount at Maturity if the Notes Have Not Been Called on a Call Observation Date (as Percentage of Face Amount)
99.999%	100.000%*
95.000%	100.000%*
90.000%	100.000%*
69.000%	100.000%*
68.999%	68.999%
25.000%	25.000%
10.000%	10.000%
0.000%	0.000%

*Does not include final coupon

For notes linked to the common stock of Texas Instruments Incorporated, the index stock issuer is Texas Instruments Incorporated.  According to publicly available information, Texas Instruments Incorporated designs and manufactures semiconductors. Information filed with the SEC by the index stock issuer under the Exchange Act can be located by referencing its SEC file number 001-03761. Please also see “The Index Stock” below. The graph below shows the daily historical closing prices of TXN index stock from June 26, 2005 through June 26, 2015.  We obtained the closing prices in the graph below from Bloomberg Financial Services, without independent verification.

Additional Information Regarding Hypothetical Cash Settlement Amounts

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the index stock that may not be achieved on the determination date and on assumptions that may prove to be erroneous.  The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes.  The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-15.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this prospectus supplement.

We cannot predict the actual closing price of the index stock on any day, the final index stock price of the index stock or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the closing prices of the index stock and the market value of your notes at any time prior to the stated maturity date. The actual coupon payment, if any, that a holder of the notes will receive on each coupon payment date, the actual amount that you will receive at maturity, if any, and the rate of return on the offered notes will depend on whether or not the notes are called and the actual closing prices of the index stock and the actual final index stock price determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the coupon to be paid in respect of your notes, if any, and the cash amount to be paid in respect of your notes on the stated maturity date, if any, may be very different from the information reflected in the table and examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus dated September 15, 2014 and in the accompanying prospectus supplement dated September 15, 2014.  You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, dated September 15, 2014, as supplemented by the accompanying prospectus supplement, dated September 15, 2014, of The Goldman Sachs Group, Inc. Your notes are a riskier investment than ordinary debt securities.  Also, your notes are not equivalent to investing directly in the index stock. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such expected estimated value on the trade date is set forth on the cover of this prospectus supplement; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, our creditworthiness and other relevant factors.  The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models.  As agreed by GS&Co. and the distribution participants, the amount of the excess will decline on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”.  Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time.  The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes.  See “— Your Notes May Not Have an Active Trading Market” below.

The Notes Are Subject to the Credit Risk of the Issuer

Although the coupons (if any) and return on the notes will be based on the performance of the index stock, the payment of any amount due on the notes is subject to our credit risk. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series D Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. Assuming your notes are not automatically called, the cash settlement amount on your notes, if any, on the stated maturity date will be based on the performance of the index stock as measured from the initial index stock price to the closing price of the index stock on the determination date. If the final index stock price of the index stock is less than its trigger price, you will have a loss for each $10 of the face amount of your notes equal to the product of the index stock return times $10. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the application of the trigger price applies only at maturity and the market price of your notes prior to a call payment date or the stated maturity date, as the case may be, may be significantly lower than the purchase price you pay for your notes.  Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

You May Not Receive a Coupon on Any Coupon Payment Date

You will be paid a coupon on a coupon payment date only if the closing price of the index stock on the applicable coupon determination date is equal to or greater than its coupon barrier. If the closing price of the index stock on the related coupon determination date is less than its coupon barrier, you will not receive a coupon payment on the applicable coupon payment date. If this occurs on every coupon determination date, the overall return you earn on your notes will be zero or less and such return will be less than you would have earned by investing in a note that bears interest at the prevailing market rate.

Higher Coupon Payments Are Generally Associated With Higher Volatility of the Index Stock and Therefore a Greater Risk of Loss

The coupon that you could receive on the notes (you may not receive any coupon on a coupon payment date) is higher than the coupon that you could receive on a note issued by us with the same terms and tenor, but linked to a less volatile index stock. However, the fact that the index stock to which your notes are linked is more volatile than other index stocks means that the risk that the index stock to which your notes are linked will close below either (i) its coupon barrier on a coupon determination date (in which case you will not receive a coupon on the corresponding coupon payment date) or (ii) its trigger price on the determination date (in which case you will receive less than the face amount of your notes at maturity) is greater with respect to your notes than with respect to a note issued by us with the same terms and tenor, but linked to a less volatile index stock. Volatility refers to the frequency and magnitude of changes in the index stock price. You should understand that higher coupons are generally associated with higher volatility of the index stock and therefore a greater risk of loss.

Your Notes Are Subject to Automatic Redemption

We will automatically call and redeem all, but not part, of your notes on a call payment date, if, as measured on any call observation date, the closing price of the index stock is greater than or equal to its initial index stock price. Therefore, the term for your notes may be reduced to approximately one year after the original issue date and you will not receive any further payments on the notes since your notes will no longer be outstanding. You may not be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are called prior to maturity.

The Coupon Does Not Reflect the Actual Performance of the Index Stock from the Trade Date to Any Coupon Determination Date or from Coupon Determination Date to Coupon Determination Date

On any coupon payment date, you will receive a coupon only if the closing price of the index stock is greater than or equal to its coupon barrier.  The coupon for each monthly coupon payment date is different from, and may be less than, a coupon that is based on the performance of the index stock between the trade date and any coupon determination date or between two coupon determination dates.  You will not participate in any appreciation of the index stock.  Accordingly, the coupons, if any, on the notes may be less than the return you could earn on another instrument linked to the index stock that pays coupons based on the performance of the index stock from the trade date to any coupon determination date or from coupon determination date to coupon determination date.  In addition, although both the coupon determination dates and coupon payment dates occur monthly, there may not be an equal number of days between coupon determination dates or between coupon payment dates, respectively.  However, the way in which the coupon is determined will not vary based on the actual number of days between coupon determination dates or between coupon payment dates.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•                  the price of the index stock;

•                  the volatility – i.e., the frequency and magnitude of changes – in the closing price of the index stock;

•                  the dividend rates of the index stock;

•                  economic, financial, legislative, regulatory, political, military and other events that affect stock markets generally and the market segment of which the index stock is a part, and which may affect the market price of the index stock;

•                  interest rates and yield rates in the market;

•                  the time remaining until your notes mature; and

•                  our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors, and many other factors, will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes or the amount you may receive upon an automatic call or, if the notes are not automatically called, the amount you may receive at maturity.

You cannot predict the future performance of the index stock based on its historical performance. The actual performance of the index stock over the life of the offered notes, the cash settlement amount paid on a call payment date or the stated maturity date, as the case may be, as well as the coupon payable, if any, on each coupon payment date, may bear little or no relation to the historical closing prices of the index stock or to the hypothetical examples shown elsewhere in this prospectus supplement.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount you will be paid for your notes on the stated maturity date, if any, or the amount you will be paid on a call payment date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to a call payment date or the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to a call payment date or the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

If the Price of the Index Stock Changes, the Market Value of Your Notes May Not Change in the Same Manner

The price of your notes may move differently than the performance of the index stock. Changes in the price of the index stock may not result in a comparable change in the market value of your notes. Even if the closing price of the index stock is greater than or equal to its coupon barrier but less than 100% of its initial index stock price during some portion of the life of the notes, the market value of your notes may not reflect this. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

Goldman Sachs expects to hedge The Goldman Sachs Group, Inc.’s obligations under the notes by purchasing futures and/or other instruments linked to the index stock.  Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the index stock at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your notes.  Alternatively, Goldman Sachs may hedge all or part of our obligations under the notes with unaffiliated distributors of the notes which we expect will undertake similar market activity.  Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other index stock-linked notes whose returns are linked to changes in the price of the index stock.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions.  These activities may be undertaken to achieve a variety of objectives, including:  permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the price of the index stock and therefore the market value of your notes and the amount we will pay on your notes, if any, at maturity.  In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes.  Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines.  In addition, if the distributor from which you purchase notes is to conduct hedging activities in connection with the notes, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you.  You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals.  As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender.  In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets.  Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your notes, or similar or linked to the index stock.  Investors in the notes should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the notes for liquidity, research coverage or otherwise.

Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes

Goldman Sachs actively makes markets in and trades financial instruments for its own account and for the accounts of customers.  These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products.  Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise.  The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include securities and instruments of the index stock issuer, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated.  Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers.  By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments.  As a result, you should expect that Goldman Sachs will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the notes.

If Goldman Sachs becomes a holder of any of the index stock in its capacity as a market-maker or otherwise, any actions that it takes in its capacity as securityholder, including voting or provision of consents, will not necessarily be aligned with, and may be inconsistent with, the interests of investors in the notes.

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel, regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, issuers, securities and instruments.  They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments.  These strategies include, for example, buying or selling credit protection against a default or other event involving an issuer or financial instrument.  Any of these recommendations and views may be negative with respect to the index stock or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets.  In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the index stock, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the notes.

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Issuer of the Index Stock or Other Entities That Are Involved in the Transaction

Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that Goldman Sachs will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the issuer of the index stock, or transact in securities or instruments or with parties that are directly or indirectly related to the foregoing.  These services could include making loans to or equity investments in the index stock issuer, providing financial advisory or other investment banking services, or issuing research reports.  You should expect that Goldman Sachs, in providing such services, engaging in such transactions, or acting for its own account, may take actions that have direct or indirect effect on the index stock, and that such actions could be adverse to the interests of investors in the notes.  In addition, in connection with these activities, certain Goldman Sachs personnel may have access to confidential material non-public information about these parties that would not be disclosed to Goldman Sachs employees that were not working on such transactions as Goldman Sachs has established internal information barriers that are designed to preserve the confidentiality of non-public information.  Therefore, any such confidential material non-public information would not be shared with Goldman Sachs employees involved in structuring, selling or making markets in the notes or with investors in the notes.

In this offering, as well as in all other circumstances in which Goldman Sachs receives any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the notes will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the notes will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.

The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

A completed offering may reduce Goldman Sachs’ existing exposure to the index stock, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated, including exposure gained through hedging transactions in anticipation of this offering.  An offering of notes will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of Goldman Sachs’ hedging or other counterparties) to investors in the notes.

The terms of the offering (including the selection of the index stock, and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another client or counterparty of Goldman Sachs.  In such a case, Goldman Sachs would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions.  The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the notes.

Other Investors in the Notes May Not Have the Same Interests as You

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as securityholders or in making requests or recommendations to Goldman Sachs as to the establishment of other transaction terms.  The interests of other investors may, in some circumstances, be adverse to your interests.  For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, the index stock or other similar securities, which may adversely impact the market for or value of your notes.

There is No Affiliation Between the Index Stock Issuer and Us

Goldman Sachs is not affiliated with the index stock issuer. As discussed above, however, we or our affiliates may currently or from time to time in the future own securities of, or engage in business with, the index stock issuer. You, as an investor in your notes, should make your own investigation into the index stock issuer.

The index stock issuer is not involved in this offering of your notes in any way and does not have any obligation of any sort with respect to your notes. Thus, the index stock issuer does not have any obligation to take your interests into consideration for any reason, including in taking or not taking any corporate actions that might affect the value of your notes.

You Have No Shareholder Rights or Rights to Receive the Index Stock

Investing in your notes will not make you a holder of the index stock.  Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the index stock.  Your notes will be paid in cash, as will any coupon payments, and you will have no right to receive delivery of the index stock.

In Some Circumstances, the Payment You Receive on the Notes May be Based on the Common Stock of Another Company and Not the Issuer of the Index Stock

Following certain corporate events relating to the index stock where its issuer is not the surviving entity, the amount you receive at maturity may be based on the common stock of a successor to the index stock issuer or any cash or any other assets distributed to holders of shares of the index stock in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the notes. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting Distribution Property (as described below) under “Specific Terms of Your Notes — Anti-dilution Adjustments”.

Past Index Stock Performance is No Guide to Future Performance

The price of the index stock can rise or fall sharply due to factors specific to the index stock and the index stock issuer, such as earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. The actual performance of the index stock over the life of the notes, as well as the coupons and amount payable at maturity, if any, may bear little relation to the historical closing prices of the index stock or to the hypothetical return examples set forth elsewhere in this prospectus supplement. We cannot predict the future performance of the index stock.

You Have Limited Anti-Dilution Protection

GS&Co., as calculation agent for your note, will adjust the index stock price for stock splits, reverse stock splits, stock dividends, extraordinary dividends, reorganization events, and other events that affect the index stock issuer’s, or any distribution property issuer’s, capital structure, but only in the situations we describe in “Specific Terms of Your Notes — Anti-dilution Adjustments” below. The calculation agent will not be required to make an adjustment for every corporate event that may affect the index stock. For example, the calculation agent will not adjust the index stock price for events such as an offering of the index stock for cash by the index stock issuer, a tender or exchange offer for the index stock at a premium to its then-current market price by the index stock issuer or a tender or exchange offer for less than all the outstanding shares of the index stock by a third party. In addition, the calculation agent will not adjust the reference amount for regular cash dividends. Furthermore, the calculation agent will determine in its sole discretion whether to make adjustments with respect to corporate or other events as described under “Specific Terms of Your Notes — Anti-dilution Adjustments — Reorganization Events” below. Those events or other actions by the index stock issuer or a third party may nevertheless adversely affect the market price of one share of the index stock and, therefore, adversely affect the market value of your note. The index stock issuer or a third party could make an offering or a tender or exchange offer, or the index stock issuer could take any other action, that adversely affects the market price of the index stock and the market value of your note but does not result in an anti-dilution adjustment for your benefit.

As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes

As calculation agent for your notes, GS&Co. will have discretion in making certain determinations that affect your notes, including determining: the closing price of the index stock on any coupon determination date, which we will use to determine the coupon, if any, we will pay on any applicable coupon payment date; whether your notes will be automatically called; the final index stock price of the index stock on the determination date, which we will use to determine the amount we must pay on the stated maturity date; whether to postpone a coupon determination date or the determination date because of a market disruption event or a non-trading day; anti-dilution adjustments; the coupon determination dates; the coupon payment dates; the call observation dates; the call payment dates and the stated maturity date. The calculation agent also has discretion in making certain adjustments relating to the index stock.  See “Specific Terms of Your Notes — Anti-dilution Adjustments” below. The exercise of this discretion by GS&Co. could adversely affect the value of your notes and may present GS&Co. with a conflict of interest. We may change the calculation agent at any time without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

The Calculation Agent Can Postpone a Coupon Determination Date or the Determination Date, as the Case May Be, If a Market Disruption Event or a Non-Trading Day Occurs or is Continuing

If the calculation agent determines that, on a date that would otherwise be a coupon determination date or the determination date, a market disruption event has occurred or is continuing with respect to the applicable index stock or that day is not a trading day, such coupon determination date or the determination date will be postponed until the first following trading day on which the calculation agent determines that no market disruption event has occurred or is continuing.  In no case, however, will the coupon determination date or the determination date be postponed to a date later than the corresponding originally scheduled coupon payment date or the stated maturity date, as applicable, or if the corresponding originally scheduled coupon payment date or the originally scheduled stated maturity date is not a business day, later than the first business day after the corresponding originally scheduled coupon payment date or the stated maturity date.  Moreover, if a coupon determination date or the determination date, as applicable, is postponed to the last possible day, but the market disruption event has not ceased by that day or that day is not a trading day, that day will nevertheless be the coupon determination date or the determination date, as applicable, for the corresponding coupon payment date or stated maturity date.  In such a case, the calculation agent will determine the closing price or final index stock price for such coupon determination date or the determination date based on the procedures described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” below.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this prospectus supplement.

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes.  We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences — United States Holders — Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-36 below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.  Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

SPECIFIC TERMS OF YOUR NOTES

This prospectus supplement relates to two separate offerings of notes, each of which is a separate tranche of our debt securities under the Medium-Term Notes, Series D program.  We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 15, 2014, as supplemented by the accompanying prospectus supplement, dated September 15, 2014, relating to Medium-Term Notes, Series D, of The Goldman Sachs Group, Inc. Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series D”, that we may issue under the indenture from time to time as described in the accompanying prospectus supplement and accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series D medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described on the under “Summary Information” in this prospectus supplement, the following terms will apply to your notes:

Specified currency:

•      U.S. dollars (“$”)

Form of note:

•      global form only: yes, at DTC

•      non-global form available: no

Denominations:  each note registered in the name of a holder must have a face amount of $10 or integral multiples of $10 in excess thereof

Defeasance applies as follows:

•      full defeasance: no

•      covenant defeasance: no

Other terms:

•      the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below

•      anti-dilution provisions will apply to your note; see “— Anti-dilution Adjustments” below

•      a business day for your notes will not be the same as a business day for our other Series D medium-term notes, as described under “— Special Calculation Provisions” below

•      a trading day for your notes will be as described under “— Special Calculation Provisions” below

Please note that the information about the settlement or trade date, issue price, discount or commission and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the offered notes. We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement.  If you have purchased your notes in a market-making transaction after the initial issuance and sale of the offered notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Index Stock and Index Stock Issuer

With respect to any tranche of notes, the index stock will be the specified common stock of one issuer, which we refer to as the “index stock” relating to the notes of that tranche. With respect to any tranche of notes, the index stock may be adjusted as described under “— Anti-dilution Adjustments — Reorganization Events” and “— Anti-dilution Adjustments — Distribution Property” below. When we refer to the index stock issuer for a tranche of notes, we mean the applicable issuer of the index stock specified on the front cover of this prospectus supplement, or any successor thereto.

Automatic Call Feature

If, as measured on any call observation date, the closing price of the index stock is greater than or equal to its initial index stock price, your notes will be automatically called; if your notes are automatically called on any call observation date, on the corresponding call payment date, in addition to the coupon then due, you will receive an amount in cash equal to $10 for each $10 face amount of your notes, and no further payments will be made since your notes will no longer be outstanding. If the closing price of the index stock is below its initial index stock price on a call observation date, the notes cannot be called.

Payment of a Contingent Coupon

Subject to the automatic call feature, on each coupon payment date, for each $10 face amount of your notes, we will pay you an amount in cash equal to:

•      if the closing price of the index stock on the related coupon determination date is greater than or equal to its coupon barrier, the applicable coupon specified on the front cover of this prospectus supplement; or

•      if the closing price of the index stock on the related coupon determination date is less than its coupon barrier, $0.00

The coupon barrier is the applicable dollar amount specified on the front cover of this prospectus supplement, which represents the specified percentage of the initial index stock price (rounded to the nearest one-hundredth).

Payment of Principal on Stated Maturity Date

If your notes are not automatically called, for each $10 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

•      if the final index stock price of the index stock is greater than or equal to its trigger price, $10 plus the final coupon; or

•      if the final index stock price of the index stock is less than its trigger price, the sum of (i) $10 plus (ii) the product of (a) the index stock return times (b) $10.

The trigger price is the applicable dollar amount specified on the front cover of this prospectus supplement, which represents the specified percentage of the initial index stock price (rounded to the nearest one-hundredth.

The index stock return is calculated by subtracting the initial index stock price from the final index stock price and dividing the result by the initial index stock price, with the quotient expressed as a percentage.

The initial index stock price is the closing price of one share of the index stock on the trade date and is specified on the front cover of this prospectus supplement. The calculation agent will determine the final index stock price, which will be the closing price of one share of the index stock on the determination date.  However, the calculation agent will have discretion to adjust the closing price on the determination date or to determine it in a different manner as described under “ — Consequences of a Market Disruption Event or a Non-Trading Day” and “— Anti-Dilution Adjustments” below.

Stated Maturity Date

The stated maturity date is June 30, 2020, unless that day is not a business day, in which case the stated maturity date will be the next following business day. If the determination date is postponed as described under “—

Determination Date” below, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

Determination Date

The determination date is June 24, 2020, unless the calculation agent determines that a market disruption event occurs or is continuing on that day or that day is not otherwise a trading day. In that event, the determination date will be the first following trading day on which the calculation agent determines that no market disruption event has occurred or is continuing. In no event, however, will the determination date be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date. On such last possible determination date, if a market disruption event occurs or is continuing with respect to the index stock or if such last possible day is not a trading day with respect to such index stock, that day will nevertheless be the determination date.

Coupon and Coupon Payment Dates

The coupons will be calculated and paid as described in this prospectus supplement.

The coupons on the offered notes will be paid on the coupon payment dates (the second business day after each coupon determination date, except that the final coupon payment date will be the stated maturity date, which coupon payment dates are the dates specified in the table under “Summary Information — Key Terms — Coupon payment dates” on page S-4, subject to adjustment as described under “— Coupon Determination Dates” below).  Although the coupon payment dates occur monthly, there may not be an equal number of days between coupon payment dates.

Coupon Determination Dates

The coupon determination dates are specified in the table under “Summary Information — Key Terms — Coupon payment dates” on page S-4, commencing on July 27, 2015 and ending on June 24, 2020, unless the calculation agent determines that a market disruption event occurs or is continuing on that day or that day is not otherwise a trading day.  In that event, the coupon determination date will be the first following trading day on which the calculation agent determines that no market disruption event has occurred or is continuing. In no event, however, will the coupon determination date be postponed to a date later than the originally scheduled coupon payment date or, if the originally scheduled coupon payment date is not a business day, later than the first business day after the originally scheduled coupon payment date.  On such last possible coupon determination date applicable to the relevant coupon payment date, if a market disruption event occurs or is continuing with respect to the index stock or if such last possible day is not a trading day with respect to such index stock, that day will nevertheless be the coupon determination date.  Although the coupon determination dates occur monthly, there may not be an equal number of days between coupon determination dates.

Call Observation Dates

The call observation dates are each coupon determination date commencing June 27, 2016, to the extent the notes are then outstanding, subject to adjustment as described under “— Coupon Determination Dates” above.  Although the call observation dates occur monthly after June 27, 2016, there may not be an equal number of days between call observation dates.

Call Payment Dates

If your notes are automatically called on any call observation date, on the corresponding call payment date (the second business day after each call observation date, except that the final call payment date will be the stated maturity date, subject to adjustment as described under “— Call Observation Dates” above) you will receive an amount in cash equal to $10 for each $10 face amount of your notes in addition to the coupon then due, and no further payments will be made on the notes since your notes will no longer be outstanding.

Consequences of a Market Disruption Event or a Non-Trading Day

If a market disruption event occurs or is continuing on a day that would otherwise be a coupon determination date or the determination date, or such day is not a trading day, then such coupon determination date or the determination date will be postponed as described under “— Coupon Determination Dates” or “— Determination Date” above.  As a result of any of the foregoing, the coupon payment date or the stated maturity date, as applicable, for your notes may also be postponed, as described under “—Coupon Payment Dates” and “—Stated Maturity Date”, as applicable, above. If the closing price of the index stock that must be used to determine the cash settlement amount is not available on the postponed coupon determination date or the postponed determination date, as applicable, because of a market disruption event or the occurrence of a non-trading day or for any other reason, then the calculation agent will nevertheless determine the closing price of the index stock, based on its assessment, in good faith and in its sole discretion, of the price of the index stock on that day.

Anti-dilution Adjustments

The calculation agent will adjust the closing price of the index stock on a coupon determination date or the determination date, as applicable, only if an event described under one of the six subsections beginning with “— Stock Splits” below occurs and only if the relevant event occurs during the period described under the applicable subsection. The adjustments described below do not cover all events that could affect the closing price of the index stock on a coupon determination date or the determination date, as applicable, such as an issuer tender or exchange offer for the index stock at a premium to its market price or a tender or exchange offer made by a third party for less than all outstanding shares of the index stock. We describe the risks relating to dilution under “Additional Risk Factors Specific to Your Notes — You Have Limited Anti-dilution Protection” above.

How Adjustments Will Be Made

In this prospectus supplement, we refer to anti-dilution adjustment of the closing price of the index stock on a coupon determination date or the determination date, as applicable. If an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment by taking the following steps:

•      Step One. The calculation agent will adjust the reference amount. This term refers to the amount of the index stock or other property that must be used to determine the closing price of the index stock on a coupon determination date or the determination date, as applicable. For example, if no adjustment described under this subsection entitled “— Anti-dilution Adjustments” is required at a time, the reference amount for that time will be one share of the index stock. In that case, the closing price of the index stock on a coupon determination date or the determination date, as applicable, will be the closing price of one share of the index stock on the applicable coupon determination date or the determination date. We describe how the closing price will be determined under “— Special Calculation Provisions” below.

If an adjustment described under this subsection entitled “— Anti-dilution Adjustments” is required because one of the dilution events described in the first five subsections below — these involve stock splits, reverse stock splits, stock dividends, other dividends and distributions and issuances of transferable rights and warrants — occurs, then the adjusted reference amount at that time might instead be, for example, two shares of the index stock or a half share of the index stock, depending on the event. In that example, the closing price of the index stock on a coupon determination date or the determination date, as applicable, would be the price (determined as specified under “— Special Calculation Provisions — Closing Price” below) at the close of trading on the applicable coupon determination date or the determination date of two shares of the index stock or a half share of the index stock, as applicable.

If an adjustment described under this subsection entitled “— Anti-dilution Adjustments” is required at a time because one of the reorganization events described under “— Reorganization Events” below — these involve events in which cash, securities or other property is distributed in respect of the index stock — occurs, then the reference amount at that time will be adjusted to be as follows, assuming there has been no prior or subsequent anti-dilution adjustment: the amount of each type of the property distributed in the reorganization event in respect of one share of the index stock, plus one share of the index stock if the index stock remains outstanding. In that event, the closing price of the index stock on a coupon determination date or the determination date, as applicable, would be the value of the adjusted reference amount at the close of trading on such coupon determination date or the determination date.

The manner in which the calculation agent adjusts the reference amount in step one will depend on the type of dilution event requiring adjustment. These events and the nature of the required adjustments are described in the six subsections that follow.

•      Step Two. Having adjusted the reference amount in step one, the calculation agent will determine the closing price of the index stock on a coupon determination date or the determination date, as applicable, in the following manner.

If the adjusted reference amount at the applicable time consists entirely of shares of the index stock, the index stock price will be the closing price (determined as described under “— Special Calculation Provisions — Closing Price” below) of the adjusted reference amount on the applicable date.

On the other hand, if the adjusted reference amount at the applicable time includes any property other than shares of the index stock, the closing price of the index stock on a coupon determination date or the determination date, as applicable, will be the value of the adjusted reference amount as determined by the calculation agent in the manner described under “— Reorganization Events — Adjustments for Reorganization Events” below at the applicable time.

•      Step Three. Having determined the closing price of the index stock on a coupon determination date or the determination date, as applicable, in step two, the calculation agent will use such price to calculate the coupon payable on the applicable coupon payment date, if any, or the cash settlement amount.

If more than one event requiring adjustment as described in this subsection entitled “— Anti-dilution Adjustments” occurs, the calculation agent will first adjust the reference amount as described in step one above for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Thus, having adjusted the reference amount for the first event, the calculation agent will repeat step one for the second event, applying the required adjustment to the reference amount as already adjusted for the first event, and so on for each event. Having adjusted the reference amount for all events, the calculation agent will then take the remaining applicable steps in the process described above, determining the closing price of the index stock on a coupon determination date or the determination date, as applicable, using the reference amount as sequentially and cumulatively adjusted for all the relevant events. The calculation agent will make all required determinations and adjustments no later than the applicable coupon determination date or the determination date, as applicable.

The calculation agent will adjust the reference amount for each reorganization event described under “— Reorganization Events” below. For any other dilution event described below, however, the calculation agent will not be required to adjust the reference amount unless the adjustment would result in a change of at least 0.1% in the index stock price that would apply without the adjustment. The closing price of the index stock on a coupon determination date or the determination date, as applicable, resulting from any adjustment will be rounded up or down, as appropriate, to the nearest ten-thousandth, with five hundred-thousandths being rounded upward — e.g., 0.12344 will be rounded down to 0.1234 and 0.12345 will be rounded up to 0.1235.

If an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and The Goldman Sachs Group, Inc., relative to your notes, that results solely from that event. The calculation agent may, in its sole discretion, modify the anti-dilution adjustments as necessary to ensure an equitable result.

The calculation agent will make all determinations with respect to anti-dilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion in good faith. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. The calculation agent will provide information about the adjustments it makes upon written request by the holder.

In this prospectus supplement, when we say that the calculation agent will adjust the reference amount for one or more dilution events, we mean that the calculation agent will take all the applicable steps described above with respect to those events.

The following six subsections describe the dilution events for which the reference amount is to be adjusted. Each subsection describes the manner in which the calculation agent will adjust the reference amount — the first step in the adjustment process described above — for the relevant event.

Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth less as a result of a stock split.

If the index stock is subject to a stock split, then the calculation agent will adjust the reference amount to equal the sum of the prior reference amount — i.e., the reference amount before that adjustment — plus the product of (1) the number of additional shares issued in the stock split with respect to one share of the index stock times (2) the prior reference amount. The reference amount will not be adjusted, however, unless the first day on which the index stock trades without the right to receive the stock split occurs after the trade date and on or before the applicable coupon determination date or the determination date, as applicable.

Reverse Stock Splits

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split.

If the index stock is subject to a reverse stock split, then once the reverse stock split becomes effective, the calculation agent will adjust the reference amount to equal the product of the prior reference amount times the quotient of (1) the number of additional shares of the index stock outstanding immediately after the reverse stock split becomes effective divided by (2) the number of shares of the index stock outstanding immediately before the reverse stock split becomes effective. The reference amount will not be adjusted, however, unless the reverse stock split becomes effective after the trade date and on or before the applicable coupon determination date or the determination date, as applicable.

Stock Dividends

In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding shares of its stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.

If the index stock is subject to a stock dividend, then the calculation agent will adjust the reference amount to equal the sum of the prior reference amount plus the product of (1) the number of additional shares issued in the stock dividend with respect to one share of the index stock times (2) the prior reference amount. The reference amount will not be adjusted, however, unless the ex-dividend date occurs after the trade date and on or before the applicable coupon determination date or the determination date, as applicable.

The ex-dividend date for any dividend or other distribution is the first day on which the index stock trades without the right to receive that dividend or other distribution.

Other Dividends and Distributions

The reference amount is not required to be adjusted to reflect dividends or other distributions paid with respect to the index stock, other than:

•      stock dividends described above,

•      issuances of transferable rights and warrants as described under “— Transferable Rights and Warrants” below,

•      distributions that are spin-off events described under “— Reorganization Events” below, and

•      extraordinary dividends described below.

A dividend or other distribution with respect to the index stock will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the index stock by an amount equal to at least 10% of the closing price of the index stock on the first trading day before the ex-dividend date.

If an extraordinary dividend occurs with respect to the index stock, the calculation agent will adjust the reference amount to equal the product of (1) the prior reference amount times (2) a fraction, the numerator of which is the closing price of the index stock on the trading day immediately preceding the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the extraordinary dividend amount. The reference amount will not be adjusted, however, unless the ex-dividend date occurs after the trade date and on or before the applicable coupon determination date or the determination date, as applicable.

The extraordinary dividend amount with respect to an extraordinary dividend for the index stock equals:

•      for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the index stock minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the index stock, or

•      for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent. A distribution on the index stock that is a stock dividend, an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the reference amount only as described under “— Stock Dividends” above, “— Transferable Rights and Warrants” below or “— Reorganization Events” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If the index stock issuer issues transferable rights or warrants to all holders of the index stock to subscribe for or purchase index stock at an exercise price per share that is less than the closing price of the index stock on the trading day immediately preceding the ex-dividend date for the issuance, then the reference amount will be adjusted by multiplying the prior reference amount by the following fraction:

•      the numerator will be the number of shares of the index stock outstanding at the close of business on the day immediately preceding that ex-dividend date plus the number of additional shares of the index stock offered for subscription or purchase under those transferable rights or warrants, and

•      the denominator will be the number of shares of the index stock outstanding at the close of business on the day immediately preceding that ex-dividend date plus the number of additional shares of the index stock that the aggregate offering price of the total number of shares of the index stock so offered for subscription or purchase would purchase at the closing price of the index stock on the trading day immediately preceding that ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing price on the trading day immediately preceding that ex-dividend date.

The reference amount will not be adjusted, however, unless the ex-dividend date described above occurs after the trade date and on or before the applicable coupon determination date or the determination date, as applicable.

Reorganization Events

Each of the following is a reorganization event:

•      the index stock is reclassified or changed,

•      the index stock issuer has been subject to a merger, consolidation, amalgamation, binding share exchange or other business combination and either is not the surviving entity or is the surviving entity but all the outstanding shares of the index stock are reclassified or changed,

•      the index stock has been subject to a takeover, tender offer, exchange offer, solicitation proposal or other event by another entity or person to purchase or otherwise obtain all of the outstanding shares of the index stock, such that all of the outstanding shares of the index stock (other than shares of the index stock owned or controlled by such other entity or person) are transferred, or irrevocably committed to be transferred, to another entity or person,

•      the index stock issuer or any subsidiary of the index stock issuer has been subject to a merger, consolidation, amalgamation or binding share exchange in which the index stock issuer is the surviving entity and all the outstanding shares of the index stock (other than shares of the index stock owned or controlled by such other entity or person) immediately prior to such event collectively represent less than 75% of the outstanding shares of the index stock immediately following such event,

•      the index stock issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,

•      the index stock issuer effects a spin-off — that is, issues to all holders of the index stock equity securities of another issuer, other than as part of an event described in the four bullet points above,

•      the index stock issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or

•      any other corporate or similar events that affect or could potentially affect market prices of, or shareholders’ rights in, the index stock or distribution property, which will be substantiated by an official characterization by either the Options Clearing Corporation with respect to options contracts on the index stock or by the primary securities exchange on which the index stock or listed options on the index stock are traded, and will ultimately be determined by the calculation agent in its sole discretion.

Adjustments for Reorganization Events

If a reorganization event occurs, then the calculation agent will adjust the reference amount so that it consists of the amount of each type of distribution property distributed in respect of one share of the index stock — or in respect of whatever the prior reference amount may be — in the reorganization event, taken together. We define the term “distribution property” below. For purposes of the three-step adjustment process described under “— How Adjustments Will Be Made” above, the distribution property so distributed will be the adjusted reference amount described in step one, the value of that property at the close of trading hours for the index stock on the applicable date will be the index stock price described in step two, and the calculation agent will determine the coupon payable on a coupon payment date, if any, or the cash settlement amount as described in step three. As described under “— How Adjustments Will Be Made” above, the calculation agent may, in its sole discretion, modify the adjustments described in this paragraph as necessary to ensure an equitable result.

The calculation agent will determine the value of each type of distribution property in its sole discretion. For any distribution property consisting of a security, the calculation agent will use the closing price (calculated according to the same methodology as specified in this prospectus supplement, without any anti-dilution adjustments) of one share of such security on the applicable date. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of the index stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion. As described under “— How Adjustments Will Be Made” above, the calculation agent may, in its sole discretion, modify the adjustments described in this paragraph as necessary to ensure an equitable result.

If a reorganization event occurs and the calculation agent adjusts the reference amount to consist of the distribution property distributed in the reorganization event, as described above, the calculation agent will make any further anti-dilution adjustments for later events that affect the distribution property, or any component of the distribution property, comprising the new reference amount. The calculation agent will do so to the same extent that it would make adjustments if the index stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the reference amount, the required adjustment will be made with respect to that component, as if it alone were the reference amount.

For example, if the index stock issuer merges into another company and each share of the index stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the reference amount will be adjusted to consist of two common shares of the surviving company and the specified amount of cash for each share of index stock (adjusted proportionately for any partial share) comprising the reference amount before the adjustment. The calculation agent will adjust the common share component of the adjusted reference amount to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this subsection entitled “— Anti-dilution Adjustments” as if the common shares of the surviving company were the index stock. In that event, the cash component will not be adjusted but will continue to be a component of the reference amount. Consequently, each component included in the reference amount will be adjusted on a sequential and cumulative basis for all relevant events requiring adjustment up to the relevant date.

The calculation agent will not make any adjustment for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the trade date and on or before the applicable coupon determination date or the determination date, as applicable.

Distribution Property

When we refer to distribution property, we mean the cash, securities and other property or assets distributed in a reorganization event in respect of one outstanding share of the index stock — or in respect of whatever the applicable reference amount may then be if any anti-dilution adjustment has been made in respect of a prior event. In the case of a spin-off, or any other reorganization event after which the index stock remains outstanding, the distribution property also includes one share of the index stock — or other applicable reference amount — in respect of which the distribution is made.

If a reorganization event occurs, the distribution property distributed in the event will be substituted for the index stock as described above. Consequently, in this prospectus supplement, when we refer to the index stock, we mean any distribution property that is distributed in a reorganization event and comprises the adjusted reference amount. Similarly, when we refer to the index stock issuer, we mean any successor entity in a reorganization event.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series D medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each of your notes as the outstanding principal amount of that note. Although the terms of your notes differ from those of the other Series D medium-term notes, holders of specified percentages in principal amount of all Series D medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series D medium-term notes, including your notes, except with respect to certain Series D medium-term notes if the terms of such notes specify that the holders of specified percentages in principal amount of all of such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series D medium-term notes, accelerating the maturity of the Series D medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority in principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants.

Manner of Payment

Any payment or delivery on your note at maturity will be made to an account designated by the holder of your note and approved by us, or at the office of the trustee in New York City, but only when your note is surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day may have a different meaning than it does for other Series D medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations regarding the index stock, the coupon determination dates, the coupon payment dates, the regular record dates, the coupon, if any, on each coupon payment date, the index stock return, the closing price of the index stock on each coupon determination date, the final index stock price, the determination date, the call observation dates, call payment dates, business days, trading days, anti-dilution adjustments, postponement of a coupon payment date, a call payment date or the stated maturity date and the amount of cash payable on your notes at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that GS&Co., our affiliate, is currently serving as the calculation agent as of the date of this prospectus supplement. We may change the calculation agent for your notes at any time after the date of this prospectus supplement without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Business Days” on page 19 in the accompanying prospectus.

Trading Day

When we refer to a trading day with respect to your note, we mean a day on which the principal securities market for the index stock is open for trading.

Closing Price

The closing price for any security on any day will equal the closing sale price or last reported sale price, regular way, for the security, on a per-share or other unit basis:

•      on the principal national securities exchange on which that security is listed for trading on that day; or

•      if that security is not listed on any national securities exchange on that day, on any other U.S. national market system that is the primary market for the trading of that security.

If that security is not listed or traded as described above, then the closing price for that security on any day will be the average, as determined by the calculation agent, of the bid prices for the security obtained from as many dealers in that security selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates. The closing price is subject to adjustment as described under “— Anti-dilution Adjustments” above.

Default Amount

The default amount for your notes on any day (except as provided in the last sentence under “—Default Quotation Period” below), will be an amount in the specified currency for the face amount of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•      the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•      the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we or the calculation agent may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•      no quotation of the kind referred to above is obtained, or

•      every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

•      A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•      P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

Any of the following will be a market disruption event:

•      a suspension, absence or material limitation of trading in the index stock on its primary market for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•      a suspension, absence or material limitation of trading in option or futures contracts, if available, relating to the index stock, in the primary markets for those contracts for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•      the index stock is not trading on what was the primary market for the index stock, as determined by the calculation agent in its sole discretion,

and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see “Use of Proceeds” and “Hedging” below.

The following events will not be market disruption events with respect to the index stock:

•      a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•      a decision to permanently discontinue trading in the option or futures contracts relating to the index stock.

For this purpose, an “absence of trading” in the primary securities market on which the index stock, or on which option or futures contracts relating to the index stock, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in the index stock or in option or futures contracts relating to the index stock, if available, in the primary market for that stock or those contracts, by reason of:

•      a price change exceeding limits set by that market, or

•      an imbalance of orders relating to that index stock or those contracts, or

•      a disparity in bid and ask quotes relating to that index stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

A market disruption event with respect to the index stock for a tranche of notes will not, by itself, constitute a market disruption event for any other tranche of notes.

As is the case throughout this prospectus supplement, references to the index stock in this description of market disruption events include securities that are part of any adjusted reference amount, as determined by the calculation agent in its sole discretion.

USE OF PROCEEDS

We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”.

HEDGING

In anticipation of the sale of the offered notes, we and/or our affiliates have entered into or expect to enter into hedging transactions involving purchases of futures and other instruments linked to the index stock on or before the trade date.  In addition, from time to time after we issue the offered notes, we and/or our affiliates may enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other index stock-linked notes we issue, some of which may have returns linked to the index stock.  Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•                  expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the index stock,

•                  may take or dispose of positions in the securities of the index stock issuer itself,

•                  may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the stock exchanges or other components of the equity markets, and /or

•                  may take short positions in the index stock or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the index stock.  We expect these steps to involve sales of instruments linked to the index stock on or shortly before the final coupon determination date.  These steps may also involve sales and/or purchases of the index stock, or listed or over-the-counter options, futures or other instruments linked to the index stock or indices designed to track the performance of the U.S., European, Asian or other stock exchanges or other components of the U.S., European, Asian or other equity markets or other components of such markets.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity.  See “Additional Risk Factors Specific to Your Notes” above for a discussion of these adverse effects.

THE INDEX STOCK

Each note is linked to one, and only one, index stock.

Where Information About the Index Stock Issuer Can Be Obtained

The index stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file and other information specified by the U.S. Securities and Exchange Commission (“SEC”) periodically. Information filed with the SEC can be inspected and copied at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, information filed by the index stock issuer with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the index stock issuer under the Exchange Act can be located by referencing its SEC file number specified under “Hypothetical Examples and Historical Information” above.

Information about the index stock issuer may also be obtained from other sources such as press releases, newspaper articles and other publicly available documents.

We Obtained the Information About the Index Stock Issuer From the Index Stock Issuer’s Public Filings

This prospectus supplement relates only to your notes and does not relate to the index stock or other securities of the index stock issuer. We have derived all information about the index stock issuer in this prospectus supplement from the publicly available information referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any “due diligence” investigation or inquiry with respect to the index stock issuer in connection with the offering of your note. Furthermore, we do not know whether all events occurring before the date of this prospectus supplement — including events that would affect the accuracy or completeness of the publicly available documents referred to above and the trading price of shares of the index stock — have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the index stock issuer could affect the value you will receive on a payment date and, therefore, the market value of your note.

Neither we nor any of our affiliates make any representation to you as to the performance of the index stock.

We or any of our affiliates may currently or from time to time engage in business with the index stock issuer, including making loans to or equity investments in the index stock issuer or providing advisory services to the index stock issuer, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the index stock issuer and, in addition, one or more of our affiliates may publish research reports about the index stock issuer. As an investor in a note, you should undertake such independent investigation of the index stock issuer as in your judgment is appropriate to make an informed decision with respect to an investment in a note.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin LLP, counsel to The Goldman Sachs Group, Inc.  In addition, it is the opinion of Sidley Austin LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•                  a dealer in securities or currencies;

•                  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•                  a bank;

•                  a life insurance company;

•                  a regulated investment company;

•                  a tax exempt organization;

•                  a partnership;

•                  a person that owns a note as a hedge or that is hedged against interest rate risks;

•                  a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

•                  a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

•                  a citizen or resident of the United States;

•                  a domestic corporation;

•                  an estate whose income is subject to U.S. federal income tax regardless of its source; or

•                  a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as income-bearing pre-paid derivative contracts in respect of the applicable index stock. Except as otherwise stated below, the discussion below assumes that the notes will be so treated.

Coupon payments that you receive should be included in ordinary income at the time you receive the payment or when the payment accrues, in accordance with your regular method of accounting for U.S. federal income tax purposes.

Upon the sale, exchange, redemption or maturity of your notes, you should recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or maturity (excluding any amounts attributable to accrued and unpaid coupon payments, which will be taxable as described above) and your tax basis in your notes. Your tax basis in your notes will generally be equal to the amount that you paid for the notes.  Such capital gain or loss should generally be short-term capital gain or loss if you hold the notes for one year or less, and should be long-term capital gain or loss if you hold the notes for more than one year. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments.  There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments.

Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule.  This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes — and then determining a payment schedule as of the applicable original issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any income you recognize upon the sale, exchange, redemption or maturity of your notes would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to persons who purchase a note at other than the adjusted issue price as determined for tax purposes.

It is possible that the Internal Revenue Service could assert that your notes should generally be characterized as described above, except that (1) the gain you recognize upon the sale, exchange, redemption or maturity of your notes should be treated as ordinary income or (2) you should not include the coupon payments in income as you receive them but instead you should reduce your basis in your notes by the amount of coupon payments that you receive. It is also possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above.

It is also possible that the Internal Revenue Service could seek to characterize your notes as notional principal contracts.  It is also possible that the coupon payments would not be treated as either ordinary income or interest for U.S. federal income tax purposes, but instead would be treated in some other manner.

You should consult your tax advisor as to possible alternative characterizations of your notes for U.S. federal income tax purposes.

Possible Change in Law

In 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes.

In addition, on December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered notes including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued.  You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

United States Alien Holders

This section applies to you only if you are a United States alien holder.  You are a United States alien holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•                  a nonresident alien individual;

•                  a foreign corporation; or

•                  an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

Because the U.S. federal income tax treatment (including the applicability of withholding) of the coupon payments on the notes is uncertain, in the absence of further guidance, we intend to withhold on the coupon payments made to you at a 30% rate or at a lower rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not make payments of any additional amounts. To claim a reduced treaty rate for withholding, you generally must provide a valid Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W-8BEN-E, or an acceptable substitute form upon which you certify, under penalty of perjury, your status as a United States alien holder and your entitlement to the lower treaty rate. Payments will be made to you at a reduced treaty rate of withholding only if such reduced treaty rate would apply to any possible characterization of the payments (including, for example, if the coupon payments were characterized as contract fees). Withholding also may not apply to coupon payments made to you if: (i) the coupon payments are “effectively connected” with your conduct of a trade or business in the United States and are includable in your gross income for U.S. federal income tax purposes, (ii) the coupon payments are attributable to a permanent establishment that you maintain in the United States, if required by an applicable tax treaty, and (iii) you comply with the requisite certification requirements (generally, by providing an Internal Revenue Service Form W-8ECI). If you are eligible for a reduced rate of United States withholding tax, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the Internal Revenue Service.

“Effectively connected” payments includable in your United States gross income are generally taxed at rates applicable to United States citizens, resident aliens, and domestic corporations; if you are a corporate United States alien holder, “effectively connected” payments may be subject to an additional “branch profits tax” under certain circumstances.

You will also be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes at maturity and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effects, that would cause payments on your notes at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible.  Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their tax advisor in this regard.

In addition, the Treasury Department has issued proposed regulations under which amounts paid or deemed paid on certain financial instruments that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any coupon payment and any amounts you receive upon sale, exchange, redemption or maturity of your notes, could be collected via withholding. The proposed regulations, if finalized in their current form, would apply to payments made or deemed made on or after January 1, 2016. In a recently published notice, the Internal Revenue Service and the Treasury Department announced their intent that the proposed regulations, if finalized, would only apply to financial instruments that are issued on or after 90 days after the date of publication of final regulations. Accordingly, the proposed regulations, if finalized, should not apply to the notes. As significant aspects of the application of these regulations to the notes are uncertain, depending upon the exact content of any final regulations, we may be required to withhold such taxes if any dividends are paid with respect to the applicable index stock during the term of the notes. We could also require you to make certifications prior to the making of any coupon payment or the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding is required, we will not be required to pay any additional amounts with respect to amounts so withheld. You should consult your tax advisor concerning the potential application of these regulations (or subsequent regulations and other official guidance) to amounts you receive on the notes and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to FATCA withholding. However, according to final Treasury regulations, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange, redemption or other disposition of the notes made before January 1, 2017.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan), and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

With respect to each tranche of notes offered hereby, The Goldman Sachs Group, Inc. has agreed to sell to GS&Co., and GS&Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of such offered notes specified on the front cover of this prospectus supplement. In each case, GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement, and to certain securities dealers at such price less a concession not in excess of 2.50% of the face amount.

In connection with the initial offering of the notes, the minimum principal amount of notes of any tranche that may be purchased by any investor is $1,000.

In the future, GS&Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.  For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We will deliver the notes against payment therefor in New York, New York on June 30, 2015, which is the second scheduled business day following the date of this prospectus supplement and of the pricing of the notes.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of the offered notes which are the subject of the offering contemplated by this prospectus supplement in relation thereto may not be made to the public in that Relevant Member State except that, with effect from and including the Relevant Implementation Date, an offer of such offered notes may be made to the public in that Relevant Member State:

(a) at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by the Issuer for any such offer; or

(c) at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of offered notes shall require the Issuer or any dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State. The expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

GS&Co. has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of

Section 21 of the FSMA) received by it in connection with the issue or sale of the offered notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

No advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), if such advertisement, invitation or document is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the offered notes which are or are intended to be disposed of only to persons outside of Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The offered notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) or the FIEA. The offered notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

This prospectus supplement, along with the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the offered notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 274A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)), (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the offered notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferred except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) as specified in Section 276(7) of the SFA, or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the offered notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the offered notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

VALIDITY OF THE NOTES

In the opinion of Sidley Austin LLP, as counsel to The Goldman Sachs Group, Inc., when the notes offered by this prospectus supplement have been executed and issued by The Goldman Sachs Group, Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of The Goldman Sachs Group, Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 15, 2014, which has been filed as Exhibit 5.5 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 filed with the Securities and Exchange Commission on September 15, 2014.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this prospectus supplement, the accompanying prospectus supplement the accompanying prospectus is current only as of the respective dates of such documents.

		The Goldman Sachs Group, Inc. Trigger Phoenix Autocallable Optimization Securities Goldman, Sachs & Co.

Summary Information	S-2
Hypothetical Examples and Historical Information	S-5
Additional Risk Factors Specific to Your Notes	S-13
Specific Terms of Your Notes	S-22
Use of Proceeds	S-34
Hedging	S-34
The Index Stock	S-35
Supplemental Discussion of Federal Income Tax Consequences	S-36
Employee Retirement Income Security Act	S-40
Supplemental Plan of Distribution	S-41
Validity of the Notes	S-43

Prospectus Supplement dated September 15, 2014

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-19
United States Taxation	S-22
Employee Retirement Income Security Act	S-23
Supplemental Plan of Distribution	S-24
Validity of the Notes	S-26

Prospectus dated September 15, 2014

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	39
Description of Purchase Contracts We May Offer	56
Description of Units We May Offer	61
Description of Preferred Stock We May Offer	67
Description of Capital Stock of The Goldman Sachs Group, Inc.	75
Legal Ownership and Book-Entry Issuance	80
Considerations Relating to Floating Rate Securities	85
Considerations Relating to Indexed Securities	87
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	88
United States Taxation	91
Plan of Distribution	114
Conflicts of Interest	117
Employee Retirement Income Security Act	118
Validity of the Securities	119
Experts	119
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	120
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	120